EXHIBIT 99.8(GG)

INT SA II

AMENDMENT NO. 2 TO PARTICIPATION AGREEMENT

This AMENDMENT TO PARTICIPATION AGREEMENT (the “Amendment”) is made and entered into as of the 1st day of May, 2008, by and among NATIONAL INTEGRITY LIFE INSURANCE COMPANY, a New York corporation, on its own behalf and on behalf of each separate account of the Company set forth on Schedule A hereto, as may be amended from time to time (each such account referred to as an “Account”), THE UNIVERSAL INSTITUTIONAL FUNDS, INC. (the “Fund”), a Maryland corporation, MORGAN STANLEY DISTRIBUTION, INC. (the “Underwriter”), a Delaware corporation, and MORGAN STANLEY INVESTMENT MANAGEMENT INC. (the “Adviser”), a Delaware corporation.

WHEREAS, the Company, the Fund, the Underwriter and the Adviser have entered into a Participation Agreement dated as of January 2, 2003, amended January 26, 2006 (the “Participation Agreement”); and

WHEREAS, the Company, the Fund, the Underwriter, and the Adviser wish to amend the Participation Agreement in certain respects.

NOW, THEREFORE, in consideration of their mutual promises, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company, the Fund, the Underwriter, and the Adviser agree to amend the Participation Agreement as follows:

1.             Schedule A of the Participation Agreement is deleted and replaced in its entirety with the attached Schedule A.

2.             Schedule B of the Participation Agreement is deleted and replaced in its entirety with the attached Schedule B.

3.             Except as provided herein, the Participation Agreement shall remain in full force and effect.  This Amendment and the Participation Agreement, as amended, constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and fully supersede any and all prior agreements or understandings between the parties hereto pertaining to the subject matter hereof.  In the event of any conflict between the terms of this Amendment and the Participation Agreement, the terms of this Amendment shall control.

4.             This Amendment may be amended only by written instrument executed by each party hereto.

5.             This Amendment shall be effective as of the date written above.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed in its name and on its behalf by its duly authorized representative as of the date specified above.

NATIONAL INTEGRITY LIFE INSURANCE COMPANY

By:	/s/
	Name:	Kevin L. Howard
	Title:	Senior Vice President and General Counsel

THE UNIVERSAL INSTITUTIONAL FUNDS, INC.

By:	/s/
	Name:	Ronald E. Robison
	Title:	President

MORGAN STANLEY DISTRIBUTION, INC.

By:	/s/
	Name:	Michael P. Kiley
	Title:	President

MORGAN STANLEY INVESTMENT MANAGEMENT INC.

By:	/s/
	Name:	Ronald E. Robison
	Title:	Managing Director

SCHEDULE A

SEPARATE ACCOUNTS AND ASSOCIATED CONTRACTS

Name of Separate Account and Date Established by Board of Directors	Form Number and Name of Contract Funded by Separate Account

National Integrity Separate Account I (established May 19, 1986)	IQ/IQ Advisor/GrandMaster/AdvantEdge Annuities 33-56658

AnnuiChoice Annuity 333-44892

Pinnacle Plus Annuity 333-102574

National Integrity Separate Account II (established May 21, 1992)	Pinnacle Annuity 33-51126

SCHEDULE B

PORTFOLIOS OF THE UNIVERSAL INSTITUTIONAL FUNDS, INC.

AVAILABLE UNDER THIS AGREEMENT

Class I Shares

Emerging Markets Debt Portfolio - Class I Shares

U.S. Real Estate Portfolio — Class I Shares

Class II Shares

Emerging Markets Debt Portfolio - Class II Shares

Emerging Markets Equity Portfolio - Class II Shares

U.S. Mid Cap Value Portfolio — Class II Shares

U.S. Real Estate Portfolio - Class II Shares